Exhibit 23.1.a

CONSENT OF COUNSEL

       As Executive Vice President-Corporate and Shared Services and Secretary of Great Plains Energy Incorporated, I have reviewed the statements as to matters of law and legal conclusions in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and consent to the incorporation by reference of such statements in the Company's previously-filed Form S-3 Registration Statements (Registration No. 333-97263, Registration No. 333-87190 and Registration No. 333-114486) and Form S-8 Registration Statements (Registration No. 33-45618, Registration No. 333-98781 and Registration No. 333-120172).

/s/Jeanie Sell Latz
Jeanie Sell Latz

Kansas City, Missouri
March 7, 2005